Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2010 SECOND QUARTER RESULTS

Second Quarter 2010 Highlights:

•	Improved Industrial Distribution performance helps drive earnings per diluted share of $0.23
•	Industrial Distribution total sales up 35.2%, organic sales up 17.5%
•	Operating margins: Aerospace, 11.4%; Industrial Distribution, 3.7%
•	Q2 free cash flow* of $22.3 million
•	JPF production resumed

BLOOMFIELD, Connecticut (August 5, 2010) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the second quarter ended July 2, 2010.

Summary of Financial Results
In thousands except per share amounts – Unaudited	For the Three Months Ended
	July 2, 2010	July 3, 2009	$ Change
Net sales:
Industrial Distribution	$210,924	$155,954	$54,970
Aerospace	106,163	137,269	(31,106)
Net sales	$317,087	$293,223	$23,864

Operating income:
Industrial Distribution	$7,713	$3,065	$4,648
Aerospace	12,114	21,600	(9,486)
Net gain (loss) on sale of assets	(56)	(53)	(3)
Corporate expense	(8,581)	(8,445)	(136)
Operating income	$11,190	$16,167	$(4,977)

Diluted earnings per share	$0.23	$0.37	$(0.14)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "As previously announced, we experienced issues in our Aerospace segment during the second quarter that affected our financial performance.  The largest issue, with our Joint Programmable Fuze (JPF) program, was the failure of a supplied component during acceptance testing.  In cooperation with our supplier and customer, we have analyzed, tested and verified the root cause and have developed a plan for introduction of key product improvements.  Consequently, we resumed JPF production earlier this week.  As we expected, sales of our bearing product lines were lower than a year ago but operating margin remained strong.  Aerospace benefited from higher sales from our various BLACK HAWK programs and a variety of other programs. We were most encouraged by the performance of our Industrial Distribution segment during the quarter, where market conditions continued to improve.  We have completed three acquisitions in this segment in 2010 and each is exceeding our expectations for revenue and profitability.  With our growth in revenues and the profitable contribution from the acquisitions, we were able to expand our Industrial Distribution operating margin significantly.  Our free cash flow* in the quarter was excellent at $22.3 million as a result of a company-wide focus on cash generation.”

Reports 2010 Second Quarter Results”
August 5, 2010

Segment reports follow:

Industrial Distribution segment sales increased 35.2% in the 2010 second quarter to $210.9 million from $156.0 million a year ago.  Acquisitions contributed $27.7 million in sales in the quarter.  On a sales per sales day* basis, organic sales were up 15.6% over last year’s second quarter (see table on page 3 for additional details regarding the Company’s sales per day performance).  Segment operating income for the second quarter of 2010 was $7.7 million, a 151.6% increase from operating income of $3.1 million in the second quarter of 2009.  The operating profit margin for the second quarter of 2010 was 3.7% compared to 2.7% in the first quarter of 2010 and 2.0% in the second quarter of 2009.

Industrial Distribution segment sales for the second quarter of 2010 reflect growth from acquisitions made in 2010 and healthier market conditions for the segment compared to the same period in 2009.  Improved market conditions were broad based across all geographies, customers and end markets.  Sales were higher on a sequential basis in the second quarter due to the contribution from acquisitions and improved market conditions.  The operating margin was higher on a sequential basis as a result of the higher sales volume, and the contributions from acquisitions.

Aerospace segment sales were $106.2 million, a decrease of 22.7% from sales of $137.3 million in the second quarter of 2009. Operating income for the second quarter of 2010 was $12.1 million, compared to operating income of $21.6 million in the 2009 second quarter.  The operating margin in this year’s second quarter was 11.4% as compared to 15.7% in the comparable period in the prior year.  The reduction in sales and profit was primarily attributable to the lower than anticipated deliveries under the JPF program, lower sales of bearing product lines, which carry higher margins than the company’s other product lines, lower sales under the Egyptian SH-2G(E) maintenance and upgrade program, and cost adjustments on other programs.  These reductions were partially offset by increased sales and profit from Sikorsky BLACK HAWK programs, including erosion coating work for rotor blades, and various other programs.

Outlook

Due to disruptions in JPF production, the company is adjusting its full year sales outlook to reflect lower anticipated sales of JPF fuzes in 2010 offset by higher anticipated BLACK HAWK cockpit deliveries.

The company’s revised expectations for 2010 include:

•	Aerospace segment sales of $480 million to $490 million
•	Aerospace operating margins of 14.0% to 14.5%
•	Industrial Distribution organic sales growth of 10% to 13% yielding sales in a range of $800 million to $815 million when combined with previously announced acquisitions
•	Industrial Distribution segment operating margins of 3.0% to 3.3%
•	Interest expense of approximately $9.6 million (net interest expense will be approximately $3.0 million as a result of a one-time look-back interest benefit)
•	Quarterly corporate expenses on average of $9.0 million to $10.0 million

Aerospace expectations include $60 million of sales in the second half of the year from the JPF program, but do not include potential opportunities related to either the sale of SH-2G(I) inventory or deployment of the unmanned K-MAX aircraft.

“Kaman Reports 2010 Second Quarter Results”
August 5, 2010

CFO William C. Denninger commented, “Looking ahead to the second half of the year, recent economic data suggests that a recovery in the economy is likely to be gradual. However, at the same time, we are optimistic about the potential for improvement in our end markets for both Industrial Distribution and Aerospace. The strong second quarter performance of our Industrial Distribution segment provides us with confidence in our ability to meet our full year outlook for this business. In Aerospace, we are working diligently to implement the JPF product improvements developed from our root cause analysis and have resumed production.  While sales of our bearing product lines were soft in the second quarter, as we anticipated, order intake is improving, which helps support our outlook for higher sales in the second half of the year. Overall, we believe we are well positioned to benefit from gradually improving market conditions, which should in turn result in improved second half performance.”

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s results and various company programs.

A conference call has been scheduled for tomorrow, August 6, 2010 at 8:30 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Non-GAAP Measure Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide investors with important perspectives into the company’s ongoing business performance.  The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  We define the non-GAAP measures used in this report and other disclosures, as follows:

Organic Sales per Sales Day – Organic sales per sales day is defined as GAAP “Net sales from the Industrial Distribution segment” less sales derived from acquisitions, divided by the number of sales days in a given period.  Sales days are essentially business days that the company’s branch locations are open for business and exclude weekends and holidays.  Sales days are provided as part of this release.  Management believes sales per sales day provides investors with an important perspective on how net sales may be impacted by the number of days the segment is open for business.

Management uses sales per sales day as a measurement to compare periods in which the number of sales days differ.  The following table illustrates the calculation of sales per sales day using “Net sales: Industrial Distribution” from the “Segment Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the company’s Form 10-Q filed with the Securities and Exchange Commission on August 5, 2010 (in thousands, except days):

	For the three months ended
	July 2, 2010	April 2, 2010	December 31, 2009	October 2, 2009	July 3, 2009

Net sales	$210,924	$179,259	$149,754	$162,921	$155,954
Acquisition related sales	27,729	-	-	-	-
Organic sales	$183,195	$179,259	$149,754	$162,921	$155,954

Sales days	64	65	60	64	63
Organic sales per sales day	$2,862	$2,758	$2,496	$2,546	$2,475
% change - sequential	3.8%	10.5%	-2.0%	2.8%	-7.6%

“Kaman Reports 2010 Second Quarter Results”
August 5, 2010

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.”  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using  “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the cash flow statement on page 8 (in thousands):

	For the Six Months Ended	For the Three Months Ended	For the Three Months Ended
	July 2, 2010	April 2, 2010	July 2, 2010
Net cash provided by (used in) operating activities	$13, 509	$(13,342)	$26,851
Expenditures for property, plant & equipment	(8,124)	(3,579)	(4,545)
Free Cash Flow	$5,385	$(16,921)	$22,306

Debt to Capitalization Ratio – Debt to capitalization ratio is calculated by dividing debt by capitalization.  Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion.”  Capitalization is defined as Debt plus GAAP “Total shareholders’ equity.”  Management believes that debt to capitalization is a measurement of financial leverage and provides investors with an insight into the financial structure of the company and its financial strength.  The following table illustrates the calculation of debt to capitalization using GAAP measures from the balance sheets on page 7 (in thousands):

	July 2, 2010	December 31, 2009
Notes payable	$2,599	$1,835
Current portion of long-term debt	5,000	5,000
Long-term debt, excluding current portion	95,700	56,800
Debt	103,299	63,635
Total shareholders’ equity	334,505	312,900
Capitalization	$437,804	$376,535
Debt to capitalization	23.6%	16.9%

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than 3.5 million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

“Kaman Reports 2010 Second Quarter Results”
August 5, 2010

Forward-Looking Statements
This release contains forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; 7) management's success in increasing the volume of profitable work at the Aerospace Wichita facility;  8) successful negotiation of the Sikorsky Canadian MH-92  program price; 9) successful resale of the SH-2G(I) aircraft, equipment and spare parts; 10) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 11) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 12) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 13) cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 14) profitable integration of acquired businesses into the company's operations; 15) changes in supplier sales or vendor incentive policies; 16) the effects of price increases or decreases; 17) the effects of pension regulations, pension plan assumptions and future contributions; 18) future levels of indebtedness and capital expenditures; 19) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 20) the effects of currency exchange rates and foreign competition on future operations; 21) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 22) future repurchases and/or issuances of common stock; and 23) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports 2010 Second Quarter Results”
August 5, 2010

A summary of segment information follows (in thousands, unaudited):
Summary of Segment Information

	For the three months ended		For the six months ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009
Net sales:
Industrial Distribution	$210,924	$155,954	$390,183	$332,860
Aerospace	106,163	137,269	203,676	254,398
Net sales	$317,087	$293,223	$593,859	$587,258

Operating income:
Industrial Distribution	$7,713	$3,065	$12,525	$5,844
Aerospace	12,114	21,600	21,747	36,897
Net gain (loss) on sale of assets	(56)	(53)	520	40
Corporate expense	(8,581)	(8,445)	(19,109)	(17,211)
Operating income	$11,190	$16,167	$15,683	$25,570

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2010	July 3, 2009	July 2, 2010	July 3, 2009

Net sales	$317,087	$293,223	$593,859	$587,258
Cost of sales	233,827	214,752	437,844	431,092
	83,260	78,471	156,015	156,166

Selling, general and administrative	72,014	62,251	140,852	130,636
Net (gain)/loss on sale of assets	56	53	(520)	(40)
Operating income	11,190	16,167	15,683	25,570
Interest expense, net	2,337	1,195	4,391	2,639
Other (income) expense, net	(451)	752	(667)	614

Earnings before income taxes	9,304	14,220	11,959	22,317
Income tax expense	3,227	4,826	4,156	7,547
Net earnings	$6,077	$9,394	$7,803	$14,770

Net earnings per share:
Basic net earnings per share	$0.23	$0.37	$0.30	$0.58
Diluted net earnings per share	$0.23	$0.37	$0.30	$0.58

Average shares outstanding:
Basic	25,926	25,638	25,877	25,586
Diluted	26,093	25,721	26,055	25,659

Dividends declared per share	$0.14	$0.14	$0.28	$0.28

“Kaman Reports 2010 Second Quarter Results”
August 5, 2010

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands (Unaudited)

	July 2, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$7,136	$18,007
Accounts receivable, net	167,215	135,423
Inventories	306,765	285,263
Deferred income taxes	28,190	23,040
Income taxes receivable	3,540	-
Other current assets	23,427	20,870
Total current assets	536,273	482,603
Property, plant and equipment, net	83,481	81,322
Goodwill	109,339	88,190
Other intangibles assets, net	43,580	28,684
Deferred income taxes	45,467	69,811
Other assets	18,179	22,457
Total assets	$836,319	$773,067

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$2,599	$1,835
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	95,310	79,309
Accrued salaries and wages	22,904	19,049
Accrued pension costs	6,903	1,105
Accrued contract losses	3,027	1,310
Advances on contracts	10,039	1,800
Current portion of amount due to Commonwealth of Australia	20,471	-
Other accruals and payables	51,322	39,204
Income taxes payable	-	5,458
Total current liabilities	217,575	154,070
Long-term debt, excluding current portion	95,700	56,800
Deferred income taxes	7,657	8,352
Underfunded pension	122,763	157,266
Due to Commonwealth of Australia, excluding current portion	10,806	34,067
Other long-term liabilities	47,313	49,612
Commitments and contingencies
Shareholders’' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, voting, 26,004,293 and 25,817,477 shares issued, respectively	26,004	25,817
Additional paid-in capital	93,717	89,624
Retained earnings	302,605	302,058
Accumulated other comprehensive income (loss)	(86,955)	(104,042)
Less 63,130 and 51,000 shares of common stock, respectively,
held in treasury, at cost	(866)	(557)
Total shareholders’ equity	334,505	312,900
Total liabilities and shareholders’ equity	$836,319	$773,067

“Kaman Reports 2010 Second Quarter Results”
August 5, 2010

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)(Unaudited)

	For the Six Months Ended

	July 2, 2010	July 3, 2009
Cash flows from operating activities:
Net earnings	$7,803	$14,770
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities
Depreciation and amortization	9,457	7,692
Change in allowance for doubtful accounts	(93)	172
Net (gain) loss on sale of assets	(520)	(40)
(Gain) loss on Australian payable, net of loss on derivative instruments	(487)	862
Stock compensation expense	2,654	1,727
Excess tax expense (benefit) from share-based compensation arrangements	(179)	71
Deferred income taxes	(2,364)	1,357
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable	(14,867)	(2,780)
Inventories	(10,470)	18,989
Income tax receivable	(2,417)	3,450
Other current assets	2,226	1,603
Accounts payable	7,918	(12,169)
Accrued contract losses	1,719	(251)
Advances on contracts	8,238	(684)
Accrued expenses and payables	4,277	(3,928)
Income taxes payable	(4,912)	1,571
Pension liabilities	6,675	(8,869)
Other long-term liabilities	(1,149)	(654)
Net cash provided by (used in) operating activities	13,509	22,889

Cash flows from investing activities:
Proceeds from sale of assets	1,075	31
Expenditures for property, plant & equipment	(8,124)	(5,508)
Acquisition of businesses including earn out adjustment, net of cash received	(50,637)	(550)
Other, net	963	(1,237)
Cash provided by (used in) investing activities	(56,723)	(7,264)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	41,266	(1,117)
Debt repayment	(2,500)	(2,500)
Net change in book overdraft	1,288	(1,989)
Proceeds from exercise of employee stock plans	1,599	899
Dividends paid	(7,444)	(7,350)
Debt issuance costs	(43)	-
Windfall tax (expense) benefit	179	(71)
Other	(211)	(36)
Cash provided by (used in) financing activities	34,134	(12,164)

Net increase (decrease) in cash and cash equivalents	(9,080)	3,461
Effect of exchange rate changes on cash and cash equivalents	(1,791)	797
Cash and cash equivalents at beginning of period	18,007	8,161
Cash and cash equivalents at end of period	$7,136	$12,419